Exhibit 10.28

March 8, 2013

Shehzad Merchant

Re: Offer of Employment by Gigamon LLC

Dear Shehzad:

Everyone at Gigamon LLC (the “Company”) is excited to welcome you as the latest addition to a great company. We strongly believe you will make an outstanding contribution to the team, living up to the high standards set by your fellow team members. It is with great pleasure that I confirm the Company’s offer of employment to you for the position of Chief Strategy Officer.

The terms of the Company’s offer are outlined in this letter (the “Offer Letter”) and attached documents, if any.

1.	Start Date. We expect you to start work no later than March 29, 2013 (the “Start Date”).

2.	Position. You will be Chief Strategy Officer for the Company, working in our Milpitas, California, office. You will report directly to Paul Hooper, Chief Executive Officer of the Company.

3.	Compensation

(a)	Base Salary. You will receive a base salary at an annual rate of $250,000, paid in installments twice monthly.

(b)	Target Bonus. You will be eligible to participate in the 2013 Executive Bonus Plan with a target bonus equal to 50% of your base salary.

4.

Benefits. You will be eligible to participate in all benefit programs in accordance with existing Company policy (including 401k plan, health insurance plan, dental and vision plans and as well as 10 days of paid holidays each year and up to 15 days of paid time off per year (during your 1st to your 4th year of employment with Gigamon) earned at a rate of 1.25 days for each full month of service, which can be used for sick leave as needed). The Company also provides life insurance, long term disability, AD&D and short term disability for each employee, at the Company’s expense.

5.

Equity. We will recommend to the Company’s Board of Managers (the “Board”) that you be granted an option to purchase up to 250,000 units under the terms and conditions set forth in the grant agreement and the Company’s 2012 Unit Option Plan (the “Plan”). During the periods of your full employment with the Company, the units granted will vest over a 4 year period as follows: the first 25% of each grant will vest 12 months after the vesting commencement date (currently anticipated to be your Start Date) and the remainder will vest in equal monthly installments for the remaining 36 months. In addition, we will recommend to the Board that you receive a grant of 100,000 restricted share units (“RSUs”) under the terms and conditions set forth in the grant agreement, and as defined in the Plan. In the event that the Board approves the grant of RSUs to you, it is envisaged that during your employment with the Company, the RSUs would vest over a 3 year period as follows: 34,000 of the total RSUs would vest on May 15, 2014; another 8,250 of the total RSUs would vest on each of the Company’s successive quarterly RSU vesting dates thereafter (which occur on the 15th of February, May, August and November of each year); provided, however, that the initial vesting date(s) shall be deferred to the earliest of (i) the closing of a change of control of the Company, or (ii) the expiration of the lock-up following the initial public offering of the Company’s common stock (a “Liquidity Event”), at which time all RSUs that would otherwise have vested through the Liquidity Event, if any, will vest. The grants of options and RSUs by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option or RSU grant to you will be provided upon approval of such grants by the Board.

6.	Change in Control/Severance Benefits. You will be eligible for the Company’s standard Executive Change in Control Severance benefits package. A copy of the form of this agreement is included for your information.

7.	At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice with or without cause. Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

8.	Confidential. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employment Agreement Regarding Proprietary Information and Inventions” as a condition of your employment, if you have not already. We wish to impress upon you that we do not want you to, and we hereby direct that you do not, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. During the period that you render services for the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this Offer Letter, any agreements concerning an option to purchase Company units, if any, under the Plan, and the Company’s Employee Agreement Regarding Proprietary Information and Inventions, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and any current or past employer.

9.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non U.S. citizens alike, you may contact our personnel office.

10.	Dispute Resolutions. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Offer Letter or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and be conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that only those costs of arbitration you would otherwise bear had you brought a claim covered by this Offer Letter in court. Judgment upon determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.

Acceptance. This offer will remain open until Monday, March 11th, 2013. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Offer Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Offer Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company,

Best Regards,

/s/ Paul Hooper

Name: Paul Hooper

Title: Chief Executive Officer

To indicate your acceptance of this offer, please sign and date this Offer Letter in the space provided below and return it to me, along with a signed and dated copy of the Company’s Employee Agreement Regarding Proprietary Information and Inventions. This Offer Letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Offer Letter may not be modified or amended except by a written agreement, signed by an authorized executive officer of the Company and you.

/s/ Shehzad Merchant	3/9/13
Shehzad Merchant	Date Signed

Attachments:

•	Employee Agreement Regarding Proprietary Information and Inventions

•	Change in Control Severance Agreement